WILLIAMSBURG INVESTMENT TRUST
AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT effective as of the 22nd day of December 2015 to the Custody Agreement, dated as of August 1, 1996, as amended December 31, 1997, August 31, 2006, December 13, 2010, May 23, 2011 and December 1, 2014 (the “Agreement”), is entered into by and between Williamsburg Investment Trust, a Massachusetts business trust (the “Trust”), and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Trust and the Custodian desire to amend said Agreement; and

WHEREAS, Article XIV, Section 14.4 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

The first paragraph of the Agreement is hereby superseded and replaced with the following paragraph:

This AGREEMENT, dated as of August 1, 1996, as amended December 31, 1997, August 31, 2006, December 13, 2010, May 23, 2011 and December 1, 2014, by and between WILLIAMSBURG INVESTMENT TRUST (the “Trust”), a  business trust organized under the laws of the Commonwealth of Massachusetts, acting with respect to the FBP Appreciation & Income Fund, the FBP Equity & Dividend Plus Fund, The Government Street Mid-Cap Fund, The Government Street Equity Fund, The Alabama Tax Free Bond Fund, The Jamestown Equity Fund, The Jamestown Tax Exempt Virginia Fund, the Davenport Core Fund, the Davenport Value & Income Fund, the Davenport Equity Opportunities Fund, the Davenport Small Cap Focus Fund and the Davenport Balanced Income Fund (individually, a “Fund” and, collectively, the “Funds”), each of them a series of the Trust and each of them operated and administered by the Trust, and U.S. Bank N.A., a national banking association (the “Custodian”).

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

(signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

williamsburg investment trust			u.s. bank, n.a.

By:	/s/ Mark J. Seger	By:	/s/ Michael R. McVoy

Printed Name:	Mark J. Seger	Printed Name:	Michael R. McVoy
Title:	Treasurer	Title:	Senior Vice President